Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Soleno Therapeutics, Inc. (the “Company”) on Form S-8 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 19, 2019, with respect to our audits of the consolidated financial statements of Soleno Therapeutics, Inc. as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018, appearing in the Annual Report on Form 10-K of Soleno Therapeutics, Inc. for the year ended December 31, 2018.

/s/ Marcum LLP

Marcum LLP

New York, NY

January 21, 2020